Petrol Oil and Gas Announces Results of Independent Reserve Report

PV10 Analysis Indicates $32.5 Million in Net Cash Flow

LAS VEGAS--(BUSINESS WIRE)--May 2, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today the results of an analysis of the Company's oil and gas reserves performed by McCune Engineering, an independent licensed petroleum engineering firm based in Baldwin City, Kansas. The firm, through its evaluation of Petrol's projects in Kansas and Missouri, determined that the Company's Proved Developed Reserves have a present value of about $32.5 million in net cash flow using a discount rate of 10% (a "PV10 analysis"). The report calculated that these reserve assets could also generate approximately $46.5 million in future cash flow, excluding the discount rate.

In addition to the Proved Reserves, the firm identified Probable Reserves from Petrol projects such as Petrol-Neodesha, Coal Creek, and Pomona in Kansas as well as the Missouri project in Cass County, Missouri that could generate discounted future net revenue of around $8.6 million, using a 10% discount rate. The Probable Reserves were assigned to Petrol's leased acreage where producing gas well locations are currently undrilled. McCune also estimated production levels for Possible Gas Reserves of about 26.25 Billion cubic feet, which were assigned to 140,000 untested acres.

"This independent reserve report confirms the potential of our leased mineral properties," said Paul Branagan, Petrol's President and CEO. "We believe the report highlights the combination of Petrol's low-risk properties with higher impact holdings and validates several of the acquisitions we recently completed. We are excited by the prospects for Petrol, and will use this report to further enhance our exploration and production activities."

Forward looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing of oil and gas field properties, actual reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

The reserve values stated in the McCune report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues stated in the report may be more or less than what will ultimately be recovered. While the reserve estimates presented in the report were believed reasonable at December 31, 2004, several factors may lead to a future revision of the reserve estimates presented in the report, including general economics, the Company's operations and reservoir performance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

     Petrol Oil and Gas Inc.
     Investor Information, 702-454-7318
     www.petroloilandgas.com
     or
     CEOcast, Inc. for Petrol Oil and Gas
     Ed Lewis, 212-732-4300 x 225